The Thai Capital Fund, Inc.
Contact:  John J. O'Keefe                                  For Immediate Release
Telephone: (800) 933-3440 or (201) 915-3054
                  www.daiwast.com / okeefej@daiwastc.com
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                   THE THAI CAPITAL FUND ANNOUNCES RESULTS OF
                         ANNUAL MEETING OF STOCKHOLDERS

     JERSEY CITY, New Jersey, July 14, 2005 - The Thai Capital Fund, Inc. (AMEX:
TF), a closed-end management investment company seeking long-term capital appreciation through investment primarily in equity securities of Thai companies, announced today that the proposal to increase the management fee contained in the Proxy Statement for the Annual Meeting of Stockholders originally scheduled for June 2, 2005 had not been approved because the required number of votes had not been obtained. The management fee would, therefore, remain at 0.60% of the Fund's average weekly net assets.

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